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                                                        EXHIBIT 4
                                                        ---------



                                January 27, 1995


     Gleacher & Co.
     667 Madison Avenue
     4th Floor
     New York, New York  10021

     Mr. E. Byron Hensley, Jr.
     1 Mason Road
     Brookline, Massachusetts  02146

          Re: Indemnification Agreement, dated the date hereof, among Charter Medical Corporation, Gleacher & Co. and E. Byron Hensley, Jr., as representatives
               -------------------------------------------------
     Dear Sirs:

               As a material inducement to your entering into the above-referenced Indemnification Agreement, Charter Medical Corporation, intending to be legally bound, hereby agrees, for the avoidance of doubt and at your request, as follows: (A) notwithstanding the reference to Aggregate Magellan Consideration in Section 3(c) of the Indemnification Agreement, the Stockholder's liability for Losses shall not exceed the sum of (i) $3,217,674 plus (ii) the product of
     (a) 1,259,090 and (b) the fair market value of a share of Charter Common Stock as of the closing date and (B) shares of Charter Common Stock surrendered in satisfaction of an indemnity claim shall be valued (i) at $33.00 per share to the extent that the number of shares surrendered does not exceed 139,896 and (ii) at the fair market value of a share of Charter Common Stock as of the closing date to the extent the number of shares surrendered exceeds 139,898.

               Please indicate your receipt of this letter by signing a copy of this letter in the place indicated below.
                                    Sincerely,

                                    Charter Medical Corporation



                                    By: /s/ Michael Catalano
                                       -------------------------
                                      Michael Catalano
                                       Vice President Planning
                                       & Development

















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     Gleacher & Co.
     Mr. E. Byron Hensley, Jr.
     January 27, 1995
     Page

      Acknowledged:

      Gleacher & Co.,
      as Representative



      By: /s/ Emil W. Henry, Jr.
         -------------------------
          Name: Emil W. Henry, Jr.
          Title: Managing Director



      /s/ E. Byron Hensley
      ----------------------------
      E. Byron Hensley,
      as Representative



































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